Exhibit 10.55

June 29, 2006

Charles Peacock

Dear Charles,

American Technology Corporation (“Company”) is very pleased to confirm our offer of employment.

Title:	Vice President, Government and Military Sales

Start Date:	June 30, 2006

Salary:	A semi-monthly salary in the amount of $7,500 ($180,000 annually)

Sales Commission Plan:	You will be eligible to participate in American Technology Sales Commission Plan. The commission will be based on the Government and Military Group attaining quarterly and annual goals. The detailed quarterly and annual goals will be created jointly by you and John Zavoli by October 1, 2006 for FY07. During the first three months of your employment (July, August, September 2006) you will receive a 1.5% override on all Government and Military sales. Commissions are payable on a quarterly basis and will be paid on the second pay period of the month following the end of the commission quarter.

Stock Options:	Management will recommend to the Compensation Committee at its first meeting following your start date, that you be granted stock options to purchase 100,000 shares of common stock. The Compensation Committee has the discretion to approve or deny the grant. The recommended options will have an exercise price equal to the fair market value of our common stock (determined in accordance with our 2005 Stock Option Plan) on the date the Compensation Committee approves the grant, and will be exercisable for five (5) years after grant, subject to earlier termination as set forth in the 2005 Stock Option Plan. The recommended options will vest over four (4) years with 25% vesting on the first anniversary of grant, and then in equal quarterly installments over the following three years of continuous service with the Company.

Health Benefits:	The Company offers a comprehensive benefits plan that includes medical, dental, vision, short-term disability, long-term disability and life insurances. The company pays 100% of the premiums for you and your dependents. The company reserves the right to amend the terms of the benefit programs, including premiums, at any time. Benefits begin the first day of the month following your hire date. Except for the 401(k), this has quarterly enrollments.

Paid Time Off & Holidays:	You will receive 15 days of accrued Paid Time Off (PTO) annually, in use for vacation or for personal time off. PTO hours are accrued per pay period.

The Company offers 9-paid holidays each calendar year. You must be on active status the day before and the day after the holiday to receive holiday pay.

Retirement:	A 401k package is available with multiple investment options and the company matches 25% of the employee’s deferral up to 6% of your annual earnings. (Note: Some IRS limitations may apply.)

Due to the enactment of the Immigration Reform and Control Act of 1986, this offer is contingent on your ability to produce acceptable documentation verifying your eligibility to work in the United States. You will be required to present the necessary documents on the day you begin work at American Technology Corp.

Additionally, as a condition of this offer and of your employment with American Technology Corp., you will be required to preserve the Company’s proprietary and confidential information and you must comply with the Company’s policies and procedures. Accordingly, you will be required to execute the Company’s Non-Disclosure Agreement and other policies on your first date of employment.

If accepted, your employment will be at-will with no specified period or term of employment. This means that either you or the Company may terminate employment at anytime, with or without reason. The Company may also transfer, promote, demote or otherwise alter your position and/or status at any time and for any reason. An employment agreement for a specified period of time, which contradicts this at-will agreement, may only be entered into in writing, signed by the President of the Corporation.

If there are any questions, please do not hesitate to call me.

Sincerely,

/s/ John Zavoli
President

I understand and agree to the terms and conditions set forth in this letter. I further understand that any misrepresentations that I have made on my employment application or resume can result in termination. I acknowledge that no statement contradicting this letter, oral or written, has been made to me, that I am not relying on any statement or term not contained in this letter, and that no agreements exist which are contrary to the terms and conditions set forth in this letter.

Accepted by: /s/ Charles Peacock                    Date: 6/30/06